Exhibit 99.1

Contacts:
Brad Cole
Genomic Health, Inc.
650-569-2281
investors@genomichealth.com
www.genomichealth.com

Media:
Emily Faucette
Genomic Health
650-569-2824
media@genomichealth.com
Genomic Health Announces Second Quarter 2007 Financial Results and Business Progress
- Record Revenue and Continued Growth in Adoption and Reimbursement -
- Additional 20 Million Lives Covered for Oncotype DX; More Than 145
Million Lives Covered through July 2007
- Conference Call Today at 4:30 p.m. ET -
REDWOOD CITY, Calif., August 6, 2007 — Genomic Health, Inc. (Nasdaq: GHDX) today reported financial results and business progress for the second quarter ended June 30, 2007.
Total revenue increased to $14.7 million in the second quarter of 2007 compared to $8.4 million in the second quarter of 2006. Product revenue from Oncotype DX™ was $14.6 million in the second quarter of 2007 compared to $7.8 million in the second quarter of 2006. Contract revenue was the balance of total revenue for each of these periods.
“Product revenue in the second quarter was stronger than our expectations, and we made important reimbursement progress,” said Randy Scott, Ph.D., Chairman and Chief Executive Officer of Genomic Health. “We continued to expand and integrate our sales force for Oncotype DX, and we moved our clinical programs forward, which we believe will provide increasingly valuable individualized information to patients with breast cancer and other cancers.”
Additional Second Quarter 2007 Financial Results
Cost of product revenue was $4.2 million in the second quarter of 2007 compared to $2.5 million for the second quarter of 2006. Research and development expenses for the second quarter of 2007 were $5.2 million compared to $2.7 million for the same period in 2006. Selling and marketing and general and administrative expenses for the second quarter of 2007 were $12.9 million compared to $8.6 million for the same period in 2006. Included in second quarter 2007 operating expenses was $1.5 million of stock-based compensation expense compared to $0.6 million in the same period in 2006.
Net loss was $7.2 million in the second quarter of 2007 compared to $4.9 million in the second quarter of 2006. Basic and diluted net loss per share applicable to common stockholders was $0.28 in the second quarter of 2007 compared to a net loss per share of $0.20 in the second quarter of 2006.
During the second quarter of 2007, approximately 34 percent of product revenue was recorded on an accrual basis and recognized at the time the test results were delivered, reflecting established payment patterns from payors with coverage policies in place.
Financial Results for Six Months Ended June 30, 2007
Total revenue for the six months ended June 30, 2007 was $28.8 million, compared to $13.4 million for the first six months of 2006. Product revenue for the six months ended June 30, 2007 was $27.7 million, compared to $12.0 million for the first six months of 2006. Contract revenue constituted the balance of revenue for the first six months of 2007 and 2006.
Cost of product revenue for the six months ended June 30, 2007 was $8.0 million, compared to $4.5 million for the comparable period in 2006. Research and development expenses for the first six months of 2007 were $10.4 million as compared to $5.4 million in the first six months of 2006. Selling and marketing, and general and administrative expenses for the first six months of 2007 were $25.2 million as compared to $16.3 million in the first six months of 2006. The increase in expenses includes stock-based compensation expense of $2.8 million in the first six months of 2007 compared to $1.2 million for the same period in 2006.
Net loss for the six months ended June 30, 2007 was $14.0 million, compared to $11.7 million for the first six months of 2006. Basic and diluted net loss per share was $0.55 for the six months ended June 30, 2007 compared to a net loss per share of $0.48 for the first six months of 2006.
Cash and Cash Equivalents
Cash and cash equivalents and investments at June 30, 2007 were $79.7 million compared to $44.2 million at December 31, 2006. The company completed a follow-on offering in May, 2007 of 3,450,000 shares, including the fully exercised over-allotment option, at $15.50 per share, resulting in approximately $49.7 million in net proceeds.
Financial Guidance
The company is reiterating its financial guidance for the full year ending December 31, 2007:
•	Test results delivered: 23,000 to 25,000.

•	Total revenue: $57 million to $63 million. Given the strong revenue performance in the first half of 2007, management believes full year revenue may be at the high end of guidance. Quarter to quarter fluctuation is expected in reported revenues.

•	Net loss: $27 million to $30 million.
Recent Highlights and Accomplishments
Peer-Reviewed Publications and Medical Meeting Presentations
•	Four abstracts were accepted for the 2007 ASCO Breast Cancer Symposium in September.

•	A study conducted by Dr. Ruth Oratz et al., originally presented at the San Antonio Breast Cancer Symposium, was published in ASCO’s Journal of Oncology Practice in July. The

study demonstrated that Oncotype DX Recurrence Score results influence treatment recommendations and use of chemotherapy in patients with early-stage breast cancer.

•	Two Oncotype DX studies were presented at the 2007 ASCO meeting in June. The first suggested that Oncotype DX Recurrence Score results provide accurate recurrence risk information for patients with hormone receptor-positive breast cancer, regardless of whether they were node-negative or node-positive. The second demonstrated that use of Recurrence Score results in a prospective, multi-center trial changed treatment decisions and increased confidence for a high proportion of patients.
Physician Usage and Adoption
•	More than 5,750 test results were delivered in the second quarter of 2007 compared to more than 3,250 test results delivered in the second quarter of 2006.

•	Over 6,000 physicians have ordered a cumulative total of more than 33,000 tests for their patients since Oncotype DX became commercially available.

•	We expanded our field sales team late in the second quarter to 60 representatives, up from 40 representatives at the beginning of 2007.

•	We signed an exclusive agreement to distribute Oncotype DX in the United Kingdom with Medical Solutions plc, a healthcare and diagnostics business specializing in diagnostic pathology and cytology services and products.
Reimbursement Progress for Oncotype DX
•	Blue Cross Blue Shield of Michigan signed a contract covering approximately 4.7 million lives.

•	Health Net signed a contract covering approximately 3.8 million lives.

•	Independence Blue Cross (IBC) posted a positive reimbursement policy covering approximately 3.5 million lives.

•	Blue Cross Blue Shield of Kansas posted a positive reimbursement policy covering approximately 900,000 lives.

•	Health Partners, a regional plan covering approximately 750,000 lives, posted a positive reimbursement policy for Oncotype DX. As part of an alliance with CIGNA HealthCare, Health Partners members will be covered under the CIGNA contract terms.

•	The Blue Cross and Blue Shield Association’s (BCBSA) Technology Evaluation Center (TEC) concluded that use of Genomic Health’s Oncotype DX breast cancer assay to inform decision making about adjuvant chemotherapy meets the BCBSA TEC criteria for women with estrogen receptor-positive, node-negative, tamoxifen-treated breast cancer.

•	Today, more than 145 million lives are covered by contracts, agreements and policy decisions for Oncotype DX.
Pipeline
•	Our study being conducted with the Southwest Oncology Group of Oncotype DX in node-positive breast cancer is ongoing.

•	We completed two additional studies in our colon cancer program to enable the refinement of a final gene set and algorithm. We expect to begin analytical validation work with the final gene set and algorithm in the second half of 2007 leading to a clinical validation study in 2008, which, if successful, could be followed by a commercial launch in 2009.

•	We have begun a previously announced study using Oncotype DX in postmenopausal women with breast cancer who were treated with an aromatase inhibitor. Aromatase inhibitors and tamoxifen are both used as standard treatment for early breast cancer patients with hormone receptor-positive disease.
Regulatory
•	On July 24, FDA posted new draft guidance on “In Vitro Diagnostic Multivariate Index Assays” that incorporates some stakeholder feedback and proposes a transition period of up to 18 months to obtain 510(k) or premarket approval for currently available tests. Genomic Health is continuing its ongoing dialogue with FDA regarding the Oncotype DX breast cancer assay.
Conference Call Details
To access the live conference call today, August 6 at 4:30 p.m. Eastern Time via phone, please dial (877) 356-8064 from the United States and Canada or (706) 758-4314 internationally. The conference ID is 11540007. Please dial in approximately ten minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through August 13 and may be accessed by dialing (800) 642-1687 from the United States and Canada or (706) 645-9291 internationally. The replay passcode is 11540007.
To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at http://investor.genomichealth.com. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.
About Genomic Health
Genomic Health, Inc. is a life science company focused on the development and commercialization of genomic-based clinical laboratory services for cancer that allow physicians and patients to make individualized treatment decisions. In 2004, Genomic Health launched its first test, Oncotype DX™, which has been shown to predict the likelihood of breast cancer recurrence and the likelihood of chemotherapy benefit in a large portion of early-stage breast cancer patients. The company was founded in 2000 and is located in Redwood City, California. For more information, please visit www.genomichealth.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our belief that we will be able to provide increasingly valuable information to patients with cancer; continued growth in adoption of and reimbursement for our test; the timing of a validation study or commercialization of our colon cancer assay; the outcome or success of clinical trials and our expectations regarding potential clinical outcomes; the applicability of clinical study results to actual outcomes; our expectations regarding our ASCO presentations; and our 2007 financial guidance, including expectations regarding the number of test results delivered, revenue, net loss and gross margin. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: our ability to increase usage of our tests; the risk that we may not obtain or maintain sufficient levels of reimbursement for our existing tests and any future tests we may develop; the risks and uncertainties associated with the regulation of our test by FDA; our ability to compete against third parties; our ability to develop and commercialize new tests; unanticipated costs or delays in research and development efforts; our ability to obtain capital when needed; our history of operating losses; the results of clinical studies and the other risks set forth in our filings with the Securities and Exchange Commission, including the risks set forth in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. These forward-looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward- looking statements
NOTE: Genomic Health, the Genomic Health logo, Oncotype, Oncotype DX and Recurrence Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.

(Financial statements below)

Genomic Health, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006

	(Unaudited)		(Unaudited)

REVENUES:
Product revenues	$14,555	$7,815	$27,701	$12,005
Contract revenues	135	564	1,077	1,434

Total revenues	14,690	8,379	28,778	13,439

OPERATING EXPENSES:
Cost of product revenues	4,172	2,468	8,019	4,527
Research and development	5,224	2,738	10,394	5,449
Selling and marketing	8,740	5,806	16,893	10,901
General and administrative	4,186	2,818	8,275	5,440

Total operating expenses	22,322	13,830	43,581	26,317

Operating loss	(7,632)	(5,451)	(14,803)	(12,878)

Other income (expense):
Interest income	608	646	1,124	1,338
Interest expense	(178)	(113)	(373)	(208)
Other income	4	3	4	3

Net loss	($7,198)	($4,915)	($14,048)	($11,745)

Basic and diluted net loss per share	($0.28)	($0.20)	($0.55)	($0.48)

Shares used to compute basic and diluted net loss per share	26,141,476	24,500,912	25,355,685	24,490,432

Genomic Health, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	As of	As of
	30-Jun-07	31-Dec-06
	(Unaudited)	(Audited)

Cash and cash equivalents	$43,573	$14,926
Short-term investments	36,108	29,289
Accounts receivable	3,033	1,862
Prepaid expenses and other current assets	3,235	1,609

Total current assets	85,949	47,686

Property and equipment, net	9,866	9,421
Restricted cash	500	500
Other assets	516	417

Total assets	$96,831	$58,024

Accounts payable	$1,292	$2,523
Accrued expenses and other current liabilities	6,662	4,390
Deferred revenue	882	847
Capital leases, current	2,689	2,547
Capital leases, long-term	3,345	4,726
Other liabilities	1,404	1,162
Stockholders’ equity	80,557	41,829

Total liabilities and stockholders’ equity	$96,831	$58,024

The condensed consolidated balance sheet at December 31, 2006 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2006.